Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELC HOLDINGS CORPORATION,

ELC ACQUISITION CORPORATION

AND

EXCELLIGENCE LEARNING CORPORATION

DATED AS OF JULY 19, 2006

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2006 (this “Agreement”), by and among ELC Holdings Corporation, a Delaware corporation (“Parent”), ELC Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Excelligence Learning Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into the Company with the Company being the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the recommendation of the Special Committee has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the Merger and (iii) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of its stockholder, (ii) approved this Agreement and the Merger and (iii) recommended adoption of this Agreement and approval of the Merger by its stockholder;

WHEREAS, Merger Sub is a wholly-owned Subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, (i) Parent and William E. Simon & Sons Private Equity Partners, L.P. have entered into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, such stockholder has agreed, subject to the terms thereof, to vote, or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), beneficially owned by such stockholder in favor of the adoption of this Agreement and approval of the Merger and (ii) Parent and Ronald Elliott have entered into a Voting and Rollover Agreement, pursuant to which such stockholder has agreed, subject to the terms thereof, to vote, or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Common Stock beneficially owned by such stockholder in favor of the adoption of this Agreement and approval of the Merger and to exchange a portion of such stockholder’s Common Stock for capital stock of the Parent (the “Voting and Rollover Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Thoma Cressey Fund VIII, L.P. and the Company are entering into a guaranty (the “Guaranty”), pursuant to which Thoma Cressey Fund VIII, L.P. has agreed, subject to the terms and conditions set forth therein, to guarantee the prompt and complete payment and performance of the obligations of Parent and Merger Sub to the Company hereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“2001 Director Stock Option Plan” shall mean the 2001 Non-Employee Director Stock Option Plan of the Company.

“2001 Stock Option Plan” shall mean the Amended and Restated 2001 Stock Option and Incentive Plan of the Company, as amended.

“2006 Budget” shall have the meaning given in Section 5.1(d).

“Acquisition Proposal” shall have the meaning given in Section 5.2(a).

“Acquisition Transaction” shall have the meaning given in Section 5.2(a).

“Affected Employees” shall have the meaning given in Section 5.7(a).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented.

“Balance Sheet” shall have the meaning given in Section 3.7.

“Bankruptcy Exceptions” shall have the meaning given in Section 3.2.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Certificates” shall have the meaning given in Section 2.7(b).

“Certificate of Merger” shall have the meaning given in Section 2.3.

“Cleanup” shall mean all actions, whether voluntary or compelled by Environmental Laws, required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government or third-party requests for information or documents in any way relating to clean-up, removal, treatment or remediation or potential clean-up, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning given in Section 2.2.

“Closing Date” shall have the meaning given in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning given in the recitals of this Agreement.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning given in Section 5.7(d).

“Company Board” shall have the meaning given in the recitals of this Agreement.

“Company Liability Cap” shall have the meaning given in Section 8.9(c).

“Company Licensed Intellectual Property” shall mean Intellectual Property licensed to the Company or one if its Subsidiaries.

“Company Owned Intellectual Property” shall mean Intellectual Property owned by the Company or one if its Subsidiaries.

“Company Recommendation” shall have the meaning given in the recitals of this Agreement.

“Company SEC Documents” shall have the meaning given in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning given in Section 3.23(b).

“Company Stockholder Meeting” shall have the meaning given in Section 5.3(a).

“Company Stock Options” shall have the meaning given in Section 2.9(a).

“Company Subsequent Determination” shall have the meaning given in Section 5.2(d).

“Company Treasury Stock” shall have the meaning given in Section 3.3(a).

“Computer Programs” shall mean (i) any and all computer software programs, including all source and object code, (ii) all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Confidentiality Agreement” shall have the meaning given in Section 5.2(b).

“Consent” means any consent, clearance, Permit, qualification, approval or authorization by, to or with, any Person.

“Credit Agreement” means that certain Business Loan Agreement, dated as of September 26, 2003, between Bank of America, N.A. and the Company, Earlychildhood LLC, Educational Products, Inc., SmarterKids.com, Inc., Marketing Logistics, Inc., and Colorations, Inc., as amended by Amendment Number One to Business Loan Agreement, dated as of October 28, 2003 and Amendment Number Two to Business Loan Agreement, dated as of October 1, 2005.

“D&O Indemnified Parties” shall have the meaning given in Section 5.11(a).

“D&O Insurance” shall have the meaning given in Section 5.11(b).

“DGCL” shall have the meaning given in Section 2.1.

“Disclosure Schedule” shall have the meaning given in ARTICLE III.

“Dissenting Shares” shall have the meaning given in Section 2.8.

“Early Childhood Segment” shall mean the business and operations of the Company’s early childhood segment as such is described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the business and operations of SmarterKids.com, Inc., Earlychildhood LLC, Marketing Logistics, Inc. and Colorations, Inc.

“Effective Time” shall have the meaning given in Section 2.3.

“Elementary School Segment” shall mean the business and operations of the Company’s elementary school segment as such is described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the business and operations of Educational Products, Inc.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permits” shall mean all permits, approvals, identification numbers, licenses, certificates, executions, approvals and any other authorizations under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning given in Section 3.17(a).

“ERISA Plans” shall have the meaning given in Section 3.17(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning given in Section 3.6(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any United States or foreign governmental, federal, state or local judicial, legislative or regulatory or administrative authority or commission or similar body or instrumentality thereof (including the following self-regulatory organizations: National Association of Securities Dealers, Inc., Public Accounting Oversight Board and Internet Corporation for Assigned Names and Numbers).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty” shall have the meaning given in the preamble to this Agreement.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall have the meaning given in Section 3.5(b).

“Indebtedness” of any Person at any date shall include, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), (b) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, indenture, debenture or similar instrument (other than performance, surety and appeal bonds arising in the ordinary course of business consistent with past practice), (c) all obligations of such Person under capitalized leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person to make payments pursuant to sale-leaseback transactions, (f) all guarantees by such Person of obligations of others whether or not such Person has assumed or otherwise become directly liable for the payment thereof, (g) all Liabilities secured by any Lien; (h) all letters of credit or similar obligations issued on behalf of such Person; and (i) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (h) above.

“Intellectual Property” shall mean all intellectual property rights, including all United States and foreign patents and patent applications, Trademarks, copyrights, copyright registrations and applications and copyrightable materials, Computer Programs, technology, trade secrets, know-how and confidential and proprietary information.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any particular fact or matter, the actual knowledge of such fact or matter, without a separate duty to investigate, provided, however, that “Knowledge” of the Company or any of its Subsidiaries shall only refer to the actual knowledge, without a separate duty to investigate, of the following individuals: (i) Ronald Elliott, (ii) Judith McGuinn, (iii) Vikas Arora, (iv) William Gochnauer, (v) Kelly Crampton (solely with respect to the Company’s Early Childhood Segment), (vi) Cathy Adams (solely with respect to the Company’s Early Childhood Segment), (vii) David Jennings (solely with respect to the Company’s Early Childhood Segment), (viii) Jeffrey Burns (solely with respect to the Company’s Early Childhood Segment), (ix) Robert Stevenson (solely with respect to the Company’s Early Childhood Segment), (x) Ronald Phelan (solely with respect to the Company’s Elementary School Segment), (xi) Rick Phelan (solely with respect to the Company’s Elementary School Segment) and (xii) James Faryewicz (solely with respect to the Company’s Elementary School Segment).

“Law” shall mean any United States or foreign, federal, state or local law (including common law), statute, ordinance, rule or regulation.

“Leased Property” shall have the meaning given in Section 3.9(b).

“Leases” shall have the meaning given in Section 3.9(b).

“Liabilities” shall mean any and all losses, claims, charges, Indebtedness, demands, actions, causes of action, suits, damages, costs and expenses and similar obligations, and other liabilities, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Licensed Software” shall have the meaning given in Section 3.20(a).

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, charge, or any condition or restriction on use or transfer under any instrument or agreement, or any other encumbrance of any nature whatsoever.

“Litigation” shall mean any litigation, action, arbitration, proceeding, demand, claim or investigation, affecting or brought by or against the Company or any of its Subsidiaries or any of their respective assets or businesses or any of their respective employees or independent contractors.

“Material Adverse Effect” shall mean any change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations, or properties of the Company and its Subsidiaries, taken as a whole or (b) materially impairs, or would reasonably be expected to materially impair, the Company’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Material Adverse Effect shall not include any change, event, development, effect or circumstance resulting from, arising out of or related to (i) changes in or generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) (A) reasonable out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (B) the payment by the Company and its Subsidiaries of all amounts due to any officers or employees of the Company and its Subsidiaries under employment contracts, employee benefit plans or severance arrangements described or disclosed in the Disclosure Schedule or the Company SEC Documents or reflected on the Financial Statements; (iii) any change in Law or GAAP (not having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iv) the public announcement or the pendency of this Agreement or the transactions contemplated by or any actions taken in compliance with this Agreement or otherwise with the consent of Parent, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors; (v) the failure by the Company to meet published financial projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Material Adverse Effect); (vi) any attack on, or by, or acts of terrorism involving, the United States, or any declaration of war by the United States Congress (and not having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); or (vii) the SEC’s investigation into the Company’s restatement of its financial statements for the fiscal year ended December 31, 2004 and for the quarter ended March 31, 2005 (the “SEC Investigation”), or any action or suit arising therefrom or related thereto, including all filings, appeals, judgments or settlements in connection therewith and announcements or disclosure thereof, except, in the case of this clause (vii), to the extent that such change, event, development, effect or circumstance (A) results from, arises out of or relates to (1) any civil enforcement action brought against the Company or the Company’s current Chief Executive Officer by the SEC or (2) any criminal indictment of the Company or any current or former executive officer of the Company by the United States Department of Justice (each, an “Excepted Enforcement Action”) and (B) such Excepted Enforcement Action, individually or together with all other Excepted Enforcement Actions and all other changes, events, developments, effects or circumstances, would have a Material Adverse Effect.

“Material Contracts” shall have the meaning given in Section 3.14(a).

“Maximum D&O Premium” shall have the meaning given in Section 5.11(b).

“Merger” shall have the meaning given in the recitals of this Agreement.

“Merger Consideration” shall have the meaning given in Section 2.6(a).

“Merger Sub” shall have the meaning given in the preamble to this Agreement.

“Notice of Superior Proposal” shall have the meaning given in Section 5.2(d).

“Organizational Documents” shall have the meaning given in Section 3.1.

“Owned Software” shall have the meaning given in Section 3.20(a).

“Parent” shall have the meaning given in the preamble to this Agreement.

“Parent Expenses” shall have the meaning given in Section 7.3(a).

“Parent Liability Cap” shall have the meaning given in Section 8.9(b).

“Parent Material Adverse Effect” shall have the meaning given in Section 4.1.

“Paying Agent” shall have the meaning given in Section 2.7(a).

“Payment Fund” shall have the meaning given in Section 2.7(a).

“Permits” shall mean, as to any Person, all licenses, permits, franchises, approvals, concessions, consents, filings, registrations, authorizations and qualifications under any Laws with any Governmental Authorities that are issued or granted to such Person, including Environmental Permits, or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” shall mean any (i) Liens which arise by operation of Law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations; (iii) statutory materialmen’s, mechanics’, workmen’s or repairmen’s Liens in each case created in the ordinary course of business; (iv) Liens securing indebtedness or liabilities that are reflected on the Balance Sheet; (v) such non-monetary Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to (x) materially interfere with the present use or operation of any property of the Company or any of its Subsidiaries or (y) materially detract from the value of any such property; (vi) Liens arising under the Credit Agreement; (vii) Liens securing specific assets acquired or held subject to the interest of a vendor or lessor pursuant to vendor-provided financing or other title retention agreements; and (viii) other Liens securing assets with a value not to exceed $50,000 in the aggregate.

“Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, business association, joint stock or other company, business trust, trust or other entity or organization, including a Governmental Authority.

“Plans” shall have the meaning given in Section 3.17(a).

“Policies” shall have the meaning given in Section 3.12(a).

“Post-Signing Tax Return” shall have the meaning given in Section 5.10.

“Preferred Stock” shall mean the preferred stock, par value $.01 per share, of the Company.

“Proxy Statement” shall have the meaning given in Section 5.3(b).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or onto, into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall have the meaning given in Section 5.2(a).

“Schedule 13E-3” shall have the meaning given in Section 3.6(e).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall have the meaning given in Section 3.20(a).

“Special Committee” shall mean a committee of disinterested directors of the Company Board, consisting of Robert MacDonald, Dean DeBiase and Richard Delaney.

“Stock Option Plans” shall mean the 2001 Stock Option Plan and the 2001 Director Stock Option Plan.

“Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body, (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Superior Proposal” shall have the meaning given in Section 5.2(b).

“Surviving Corporation” shall have the meaning given in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local, foreign or other applicable jurisdiction.

“Tax Claim” shall have the meaning set forth in Section 3.16(d).

“Tax Return” shall mean any return, report, declaration, estimates information return (including Form 1099 and partnership returns filed on Form 1065) or other document (including any related or supporting information) with respect to Taxes (including any attachments thereto and amendments thereof), and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company and any of its Subsidiaries or any of their respective Affiliates.

“Termination Fee” shall have the meaning given in Section 7.3(a).

“Third Party” shall mean any Person other than the Company, Parent, Merger Sub or any of their respective Subsidiaries.

“Trademarks” shall mean trademarks, service marks, logos, designs, trade dress, slogans, trade names, domain names and any other similar designations of source or origin and any and all registrations and applications therefor, together with all goodwill of the Company and its Subsidiaries and the businesses of the Company and its Subsidiaries, as currently conducted, related to any of the foregoing.

“Treasury Regulations” shall mean the United States Tax regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).

“Voting Agreement” shall have the meaning given in the recitals of this Agreement.

“Voting and Rollover Agreement” shall have the meaning given in the recitals of this Agreement.

“WARN Act” shall have the meaning given in Section 3.18(h).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 11:00 a.m., Washington, D.C. time, within two (2) Business Days after satisfaction or waiver (subject to applicable Law) of all the conditions to Closing contained in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Goodwin Procter LLP, 901 New York Ave., N.W., Washington, D.C. 20001, unless another place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

Section 2.5 Certificate of Incorporation; By-laws; Directors and Officers.

(a) From and after the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Company, as the Surviving Corporation, shall continue to be the name of the Company), until thereafter changed or amended in accordance with the terms therein or by applicable Law. From and after the Effective Time, the by-laws of the Company shall be amended and restated to be identical to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended in accordance with the terms therein or by applicable Law.

(b) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 2.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holders of capital stock thereof:

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.6(b) and Dissenting Shares) shall be converted into the right to receive $13.00 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of the certificate or certificates representing such shares of Common Stock in accordance with Section 2.7, without interest or dividends.

(b) Each share of Company Treasury Stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c) Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Merger Consideration to the holders of shares of Common Stock (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to make the payments contemplated by Section 2.6(a) and Section 2.9 in accordance with the procedures set forth in Section 2.7(b) (such funds, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount equal to the deficiency in the amount of funds required to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Common Stock entitled thereto; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Common Stock in the amount of any such losses and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Common Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding share of Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing shares of Common Stock immediately prior to the Effective Time (the “Certificates”) shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof, together with any bond as contemplated by Section 2.7(h)) to the Paying Agent and which shall be in the form and have such other provisions as the Surviving Corporation or Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration to be made to the holder thereof pursuant to Section 2.6. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the shares of Common Stock or on the consideration payable upon the surrender of the Certificate formerly representing such shares of Common Stock.

(c) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration for each share of Common Stock formerly represented by such Certificate.

(d) Termination of Payment Fund. Any portion of the Payment Fund and any interest received with respect thereto that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not complied with this Section 2.7 prior to the end of such twelve (12) month period shall thereafter look, only as general creditors thereof, to the Surviving Corporation (subject to Section 2.7(e)) for payment of the Merger Consideration with respect to the shares of Common Stock formerly represented by such Certificates.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Payment Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or other similar Law.

(f) Transfer Taxes. If payment is to be made in respect of any Certificate to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the applicable consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(g) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Company Stock Option such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (including under Section 1445 of the Code) or any provisions of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Company Stock Option as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

(i) Adjustments to Prevent Dilution. If prior to the Effective Time, (i) solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Common Stock there is a change in the number of shares of Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Common Stock or (ii) the Company makes a cash dividend on a pro rata basis to all holders of Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Common Stock the same economic effect contemplated by this Agreement prior to such event.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has properly exercised such stockholder’s appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost such stockholder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with this Agreement and Section 262 of the DGCL. If any such holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such stockholder’s shares of Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Common Stock formerly represented by the Certificates held by such stockholder without any interest thereon upon surrender of such Certificates in the manner provided in Section 2.7(b). The Company shall give Parent (a) reasonably prompt notice of any notices or demands for appraisal of any shares of Common Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate at Parent’s own expense in all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.

Section 2.9 Stock Options.

(a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Common Stock (the “Company Stock Options”) granted under the Stock Option Plans shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). As of the Effective Time, each outstanding and unexercised Company Stock Option shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive from the Company and the Company shall pay, as promptly as practicable thereafter (but in no event more than five (5) Business Days), an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Common Stock under such Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence.

(b) The Company shall cause all rights, stock options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, in each case, other than the Company Stock Options granted under the 2001 Stock Option Plan or the 2001 Director Stock Option Plan (which are to be treated in accordance with Section 2.9(a)), to be cancelled prior to the Effective Time without any payment being made therefor.

(c) Prior to the Effective Time, the Company shall take all actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.9(a) and Section 2.9(b). Without in any manner limiting the foregoing sentence, prior to the Effective Time, the Company shall obtain all necessary consents from all holders of Company Stock Options, to the extent required by the terms of the applicable Stock Option Plans, or pursuant to the terms of any Company Stock Option granted thereunder, and take all such other reasonable lawful action as may be necessary to give effect to the transactions contemplated by this Agreement, including the amendment, modification or termination of the 2001 Stock Option Plan and the 2001 Director Stock Option Plan in order to permit the transactions contemplated by this Agreement.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and to Merger Sub as set forth below. Any exception, qualification, limitation, document or other item listed or described in any section or subsection of the Disclosure Schedule shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Disclosure Schedule as, and to the extent, it is reasonably clear on the face of the Disclosure Schedule that such item applies to such other section or subsection.

Section 3.1 Organization. The Company and each of its Subsidiaries is a corporation or limited liability company, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has all requisite corporate or limited liability power and authority to conduct its businesses as they are now being conducted and to own, lease and operate its properties and assets. The Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. A true and complete copy of the certificate of incorporation and by-laws or similar documents of the Company and each of its Subsidiaries, as the same may have been amended (collectively, the “Organizational Documents”), to the extent not included in the Company SEC Documents, have previously been made available to Parent. The Organizational Documents are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents.

Section 3.2 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder; provided that the Company

Stockholder Approval is required for the Company to consummate the Merger. Subject to receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law) (collectively, the “Bankruptcy Exceptions”).

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock of the Company. At the close of business on July 18, 2006: (i) 9,055,935 shares of Common Stock were issued and outstanding; (ii) no shares of Common Stock and no shares of Preferred Stock were held by the Company in its treasury (such shares, “Company Treasury Stock”) and no shares of Common Stock or Preferred Stock were held by any Subsidiary of the Company; (iii) no shares of Preferred Stock were issued and outstanding; (iv) 1,800,000 shares of Common Stock were reserved for issuance pursuant to the 2001 Stock Option Plan, of which 549,839 shares are subject to outstanding Company Stock Options; and (v) 300,000 shares of Common Stock were reserved for issuance pursuant to the 2001 Director Stock Option Plan, of which 172,000 shares are subject to outstanding Company Stock Options. As of the date hereof, except as set forth on Section 3.3 of the Disclosure Schedule, there are no accrued but unpaid dividends with respect to any shares of the Common Stock or Preferred Stock. Section 3.3 of the Disclosure Schedule contains a true, accurate and complete list, as of the date hereof, of the name of each holder of a Company Stock Option, the grant date of each such Company Stock Option, the number of shares of Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option, the corresponding exercise price and vesting term. The Company has made available to Parent complete and accurate forms of all stock option agreements evidencing Company Stock Options.

(b) All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof prior to the Effective Time, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having general voting rights (or convertible into securities having such rights) issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3 of the Disclosure Schedule; (i) there are no shares of capital stock of the Company or any of its Subsidiaries authorized, issued, reserved for issuance or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, anti-dilutive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person.

(c) Except as set forth in the Company SEC Documents or in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, any of the capital stock of the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

Section 3.4 Subsidiaries. Section 3.4 of the Disclosure Schedule sets forth the name, form of organization, jurisdiction of organization and authorized and outstanding capital stock or other equity interests (including record and beneficial owners thereof) of each of the Company’s Subsidiaries. Other than the Company’s Subsidiaries and as set forth in Section 3.4 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or other ownership interests in any Person. All of the outstanding capital stock of each of the Company’s Subsidiaries is owned directly or indirectly by the Company free and clear of all Liens (other than Permitted Liens), and is validly issued, fully paid and nonassessable.

Section 3.5 Consents and Approvals; No Violations.

(a) Assuming that all filings with the Governmental Authorities listed in Section 3.5(b) have been obtained or made, none of the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration or result in the loss of a benefit under or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries or any of the shares of Common Stock under the terms, conditions or provisions of any Material Contract to which either the Company or any of its Subsidiaries is a party or to which they or their respective properties or assets are subject; or (iii) violate, or result in the violation of, any Law or Governmental Order applicable to the Company or any of its Subsidiaries, except, in the case of clauses (ii) or (iii) for any such violations, conflicts, breaches, defaults, terminations, accelerations, losses or failures to obtain any such consent, approval or notice that would not have a Material Adverse Effect.

(b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement, Schedule 13E-3 and other reports and filings in compliance with any applicable requirements of the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL; (iii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; (v) applicable filings, if any, with any stock exchange or trading market on which the Common Stock are trading; (vi) other filings reasonably necessary to maintain the Permits of the Company or any of its Subsidiaries; or (vii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Sarbanes-Oxley; Schedule 13E-3.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Exchange Act or the Securities Act (as such documents have been amended or superseded since the time of their filing, collectively, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file any form, report, schedule, statement or other document with the

SEC. Except as set forth in Section 3.6(a) of the Disclosure Schedule, as of their respective dates or, if amended or superseded by a filing prior to the date hereof, as of the date of the last such filing, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC; provided, however, that such term shall not include any document or information furnished, supplied or otherwise made available to the SEC in connection with the SEC Investigation.

(b) Each of the financial statements (including in each case, any related notes thereto) contained in the Company SEC Documents, in each case, as amended or restated (the “Financial Statements”) (i) was prepared from the books and records of the Company and its Subsidiaries; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, except that such unaudited statements do not contain footnotes as permitted by Form 10-Q under the Exchange Act); (iii) complied in all material respects with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing; (iv) except with respect to the unaudited financial statements contained in the Company SEC Documents filed on Form 10-Q under the Exchange Act, was accompanied by unqualified reports from the independent auditor opining on the same as to the financial statements contained therein; and (v) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated results of their operations and cash flows for the respective periods indicated therein, except that the unaudited interim financial statements were subject to normal year end audit adjustments which would not have a Material Adverse Effect.

(c) The management of the Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure, in all material respects, that material information relating to the Company and its Subsidiaries, taken as a whole, is made known to the management of the Company. The Company’s Chief Executive Officer and Acting Principal Financial Officer has disclosed, based on the Company’s most recent evaluation of internal control over financial reporting, to the Company’s independent auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, since December 31, 2004, there have been no material changes in the Company’s internal controls over financial reporting that could have materially and adversely affected the Company’s internal controls or any significant deficiencies or material weaknesses in such internal controls for the time periods covered by such Company SEC Documents. The Company and its Subsidiaries, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance in all material respects that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has previously made available to Parent complete and correct copies of all written policies, manuals and other documents promulgating such internal accounting controls.

(d) Except as disclosed in the Company SEC Documents or on Section 3.6(d) of the Disclosure Schedule, none of the Company, its Subsidiaries nor, to the Knowledge of the Company and its Subsidiaries, any of their respective auditors, accountants or representatives have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company and its Subsidiaries, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim (other than complaints, allegations, assertions or claims in connection with the SEC Investigation known to the executive officers of the Company and provided to Parent and Merger Sub) that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) The Proxy Statement and the Rule 13E-3 Transaction Statement to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3, at the date it is first filed with the SEC or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The Proxy Statement and the Schedule 13E-3 that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (the “Balance Sheet”), or (ii) for Liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice which, individually and in the aggregate, would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred or has existing any Liabilities that would be required to be disclosed on a balance sheet in accordance with GAAP.

Section 3.8 Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as set forth in the Company SEC Documents filed since December 31, 2005 or in Section 3.8 of the Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their business only in the ordinary course of business and consistent with past practice and there has not been (i) a Material Adverse Effect and (ii) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), Section 5.1(e), Section 5.1(g), Section 5.1(h), Section 5.1(i), Section 5.1(k), Section 5.1(n), Section 5.1(o), Section 5.1(p), and Section 5.1(q) or any agreement by the Company to take any action that would constitute a breach of the foregoing.

Section 3.9 Assets; Real Estate.

(a) The Company and each of its Subsidiaries owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property, assets (tangible and intangible) and rights used or held for use by it in the businesses of the Company and its Subsidiaries, as currently conducted, except where the failure to own or have a valid leasehold interest to use such property, assets or rights would not have a Material Adverse Effect. The Company and each of its Subsidiaries have good and valid title, free and clear of all Liens (except Permitted Liens), to all assets reflected on the Balance Sheet or acquired since March 31, 2006 other than in any case assets disposed of since March 31, 2006 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the businesses of the Company and its Subsidiaries, as currently conducted (and, to the extent disposed of following the date of this Agreement, disposed of not in violation of Section 5.1). The buildings, plants, structures, machines, equipment and other assets of the Company and its Subsidiaries are sufficient for the continued conduct of their business after the Effective Time in substantially the same manner as conducted immediately prior to the Effective Time.

(b) The Company and its Subsidiaries do not own any real property on the date hereof. Section 3.9(b) of the Disclosure Schedule contains a true, correct and complete list of all real property leased or subleased by the Company or any of its Subsidiaries (including the addresses thereof) (the “Leased Property”), indicating the lessee and/or sublessee of such real property, and the name and address of the lessor and/or sublessor together with any amendments, modifications, or extensions thereof (the “Leases”). With respect to all Leased Property, the Company and its Subsidiaries have valid leasehold interests in such Leased Property, free and clear of all Liens, and subject only to Permitted Liens.

(c) The Company has made available to Parent a true, correct and complete copy of each of the Leases, and, except as would not have a Material Adverse Effect: (i) each Lease is in full force and effect; (ii) no event or circumstance exists or has occurred which, with the delivery of notice, the passage of time or both, would permit the termination, modification or acceleration of rent under any Lease; and (iii) except as disclosed under Section 3.9(c) of the Disclosure Schedule the consummation of the transactions contemplated by this Agreement will not constitute a default or give rise to a right of termination on the part of the lessor under any Lease or cancellation of any right or loss of benefit under any of the Leases or result in an increase in rent or payment of any other amount to the lessor thereunder.

Section 3.10 Litigation and Claims. Except as disclosed in Section 3.10 of the Disclosure Schedule or in Company SEC Documents filed since December 31, 2005, there is no action, suit, investigation, audit, arbitration or proceeding pending, or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Governmental Authority or before any arbitration board or panel, wherever located, except in each case which would not have a Material Adverse Effect.

Section 3.11 Compliance with Laws; Permits and Licenses.

(a) Each of the Company and its Subsidiaries has all Permits that are required in order to permit the Company and its Subsidiaries to own and operate their businesses as presently conducted, except for failures to have such Permits which would not have a Material Adverse Effect. All Permits are in full force and effect except, in each case, as would not have a Material Adverse Effect, and, to the Company’s and its Subsidiaries’ Knowledge, no suspension or cancellation of any Permit is threatened that would have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Permits, except for failures to comply which would not have a Material Adverse Effect.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule or in Company SEC Documents filed since December 31, 2005, the Company and its Subsidiaries are not in violation of or default under any Law or order of any Governmental Authority applicable to the Company and its Subsidiaries, except for violations or defaults that would not have a Material Adverse Effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule or in Company SEC Documents filed since December 31, 2003, since January 1, 2004, neither the Company, nor any of its Subsidiaries has received a written notification or other communication from any Governmental Authority asserting that the Company, its Subsidiaries or any of their respective directors, officers or employees in their capacities as such is not in compliance with any of the Laws applicable to the Company and its Subsidiaries which such Governmental Authority enforces, except for such non-compliance that would not have a Material Adverse Effect.

Section 3.12 Insurance Coverage.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (each, a “Policy” and, collectively, the “Policies”) in effect as of the date hereof with respect to the assets, properties, business, operations, employees, agents, officers or directors of the Company or any of its Subsidiaries owned or held by the Company or any of its Affiliates for the benefit of the Company or any of its Subsidiaries. With respect to each Policy: (a) the Policy is in full force and effect; (b) all premiums with respect thereto have been paid, (c) neither the Company nor any

Subsidiary is in breach or default, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default; and (d) no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any Policies other than in connection with ordinary renewals under such Policy, in each case (a), (b), (c) and (d) as would not have a Material Adverse Effect.

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedule, the Policies (i) are sufficient for compliance with all Material Contracts to which the Company or any of its Subsidiaries is a party or bound, except as would not have a Material Adverse Effect; (ii) provide insurance coverage for the assets, properties, business, operations, employees, officers or directors in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law; and (iii) will not be affected by, or terminate or lapse by reason of, the transactions contemplated hereby, except as would not have a Materially Adverse Effect. Set forth on Section 3.12(b) of the Disclosure Schedule is each claim made by the Company or any of its Subsidiaries under any of the Policies.

Section 3.13 Environmental Matters.

(a) The Company and each of its Subsidiaries are in compliance with all Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof) , except where such non-compliance would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received any communication from any Person or Governmental Authority alleging that the Company or any of its Subsidiaries is not in such compliance and, to the Knowledge of the Company, there are no circumstances or conditions that would reasonably be expected to prevent or materially interfere with such compliance in the future.

(b) There are no Environmental Claims pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company, any of its Subsidiaries or against any Person whose Liability for any Environmental Claim the Company or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of Law, except where such Environmental Claim, if made, would not have a Material Adverse Effect.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any Environmental Claim against the Company, any of its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, any Person whose Liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Material Adverse Effect.

Section 3.14 Material Contracts.

(a) Except as disclosed in the Company SEC Documents filed since December 31, 2005 or in Section 3.14(a) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to nor are any of their assets or properties bound or subject to (collectively, the “Material Contracts”):

(i) any agreements currently in effect that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any advertising, market research and other marketing agreements that provide for aggregate annual payments by the Company or any of its Subsidiaries in excess of $100,000 and which are not terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment;

(iii) any employment, material severance or material consulting agreement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries has any obligation, and any material non-competition agreements executed in favor of the Company or any of its Subsidiaries, whether or not it is a party;

(iv) any agreements (A) relating to the borrowing of money by or extension of credit to the Company or any of its Subsidiaries, in each case for amounts in excess of $100,000 (except for accounts receivable and payable in the ordinary course of business) or (B) restricting the ability of the Company or any of its Subsidiaries to incur Indebtedness or own, operate, sell, transfer, pledge or otherwise dispose of any material assets (individually or in the aggregate) of the Company or any of its Subsidiaries;

(v) any agreements providing for the indemnification of any Person or guarantee of any Liability in excess of $100,000 of any Person by the Company or any of its Subsidiaries (other than indemnification obligations or other express or implied warranties in connection with sale of the products of the Company or its Subsidiaries in the ordinary course business consistent with past practice);

(vi) any material agreements with any Governmental Authority;

(vii) any agreements relating to the purchasing of goods by, or the furnishing of services to, the Company or any of its Subsidiaries requiring aggregate annual financial commitments by the Company or any of its Subsidiaries in excess of $100,000, other than (A) agreements which are terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment and/or (B) purchase orders entered into in the ordinary course of business;

(viii) any contracts, agreements and other arrangements for the sale of assets with a fair market value in excess of $100,000 (except for sales of inventory or other assets in the ordinary course of business) or the furnishing of services by the Company or any of its Subsidiaries in which aggregate annual consideration to the Company exceeds $100,000, other than, in each case, (A) agreements which are terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment and/or (B) sales orders entered into in the ordinary course of business;

(ix) any material agreements (including settlement agreements, co-existence agreements, and consent agreements) relating to Intellectual Property, currently in effect, pursuant to which (A) the Company or any of its Subsidiaries license the right to use any Intellectual Property to any Person or from any Person (other than agreements granting the Company or any of its Subsidiaries’ rights to use Computer Programs which are not Licensed Software); (B) any Person has the right to acquire rights in any Company Owned Intellectual Property; and (C) the Company’s or any of its Subsidiaries’ rights to use or register any Company Owned Intellectual Property have been restricted;

(x) any material confidentiality agreements entered into by the Company or any of its Subsidiaries during the period commencing two (2) years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries was restricted from providing information to third parties;

(xi) any material joint venture, limited liability company or partnership to which the Company or any of its Subsidiaries is a party (other than between or among the Company and/or any of its Subsidiaries);

(xii) (A) all material Leases and (B) any lease agreement with respect to personal property with annual payments in excess of $50,000 and which is not terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment; and

(xiii) any agreements that materially limit the ability of the Company or any of its Subsidiaries thereof to compete in any line of business or geographic area or hire or solicit for employment any Person.

(b) Each Material Contract is a legal, valid and binding obligation of, and enforceable against, the Company or one or more of its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, in each case subject to the Bankruptcy Exceptions, and is in full force and effect. Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are not (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and (ii) to the Knowledge of the Company and its Subsidiaries, no other party thereto is in breach of, or default under, any Material Contract. None of the Company or its Subsidiaries has received written notice that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract, except for such terminations, breaches or defaults as would not have a Material Adverse Effect. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been previously made available to Parent.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries are the sole and exclusive owners of Company Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and have adequate and valid rights to use all Company Licensed Intellectual Property as necessary for the operation of its respective businesses. Section 3.15(a) of the Disclosure Schedule sets forth, for all Company Owned Intellectual Property, a list of all U.S. and foreign (i) patents and patent applications; (ii) registered and applied for, and material unregistered marks for which the Company asserts trademark protection, trademarks, service marks, logos, slogans and trade names; (iii) copyright registrations and applications; and (iv) domain names. Except as specifically identified in Section 3.15(a) of the Disclosure Schedule, the Company or one of its Subsidiaries currently is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each application and registration listed in Section 3.15(a) of the Disclosure Schedule.

(b) Except as set forth on Section 3.15(a) of the Disclosure Schedule, the registrations and applications listed thereon are in full force and effect, and have not been cancelled, expired or abandoned, and to the Knowledge of the Company, are valid. There is no pending, or to the Knowledge of the Company, threatened opposition, interference or cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction, or any Governmental Order, against any of the Company Owned Intellectual Property.

(c) With respect to the use of the Owned Software in the businesses of the Company and its Subsidiaries, as currently conducted no capital expenditures are necessary with respect to such use (i) other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or any of its Subsidiaries, or (ii) except as would not have a Material Adverse Effect.

(d) The Company Owned Intellectual Property and the businesses of the Company and its Subsidiaries, as currently conducted, do not infringe upon, misappropriate or otherwise violate any Intellectual Property right of any Third Party (other than any patents) and, to the Knowledge of the Company, the Company Owned Intellectual Property and the businesses of the Company and its Subsidiaries, as currently conducted, do not infringe upon any patents of any Third Party and, since January 1, 2004, no such claim has been made in writing, by a Third Party against the Company or any of its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, no Third Party is infringing upon, misappropriating or otherwise violating rights to any Company Owned Intellectual Property, and, since January 1, 2004, no such claims have been made in writing against a Third Party by the Company or any of its Subsidiaries. There are no claims or suits pending, or, to the Knowledge of the Company and its Subsidiaries, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a Third Party claim or suit challenging the ownership, validity or enforceability of any Company Owned Intellectual Property.

(e) To the Knowledge of the Company, the Company and each of its Subsidiaries are in material compliance with (i) applicable data protection and privacy Laws governing the use of personal information,

and (ii) any Company or Subsidiary privacy policies, or other written notices that concern the personal information collected by or on behalf of the Company or any of its Subsidiaries through any Internet website operated by or on behalf of the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has taken all reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and other confidential and proprietary information and know-how owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in its respective businesses. To the Company’s Knowledge, no trade secret or confidential know-how material to the businesses of the Company and its Subsidiaries as currently conducted or contemplated to be conducted has been disclosed or authorized to be disclosed to any Third Party (which Third Parties do not include employees of the Company), other than pursuant to a non-disclosure agreement that the Company and its Subsidiaries reasonably believe protects the Company’s and its Subsidiaries’ proprietary interests in and to such trade secrets and confidential know-how.

Section 3.16 Taxes.

(a) Each of the Company and its Subsidiaries has (i) duly and timely filed (or there has been duly and timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all valid extensions and such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid on its behalf) all Taxes required to be paid by it, except for those Taxes for which the failure to have paid would not, individually or in the aggregate, reasonably be expected to materially affect the Company and its Subsidiaries; and (iii) made adequate provision in accordance with GAAP (or provision has been made on its behalf), as reflected in the Company’s most recent Financial Statements, for all accrued Taxes not yet due and payable as of the date of such Financial Statements. Since the date of the Company’s most recent Financial Statements, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

(b) There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws, relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.

(d) No federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or other administrative proceedings (“Tax Claims”) have commenced, with respect to any taxable period ending on or after January 1, 2003, or are pending with regard to any material Taxes of the Company or any of its Subsidiaries, and no notification has been received that an audit, investigation, claim or other administrative proceeding is pending or threatened with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries. No material deficiency for any Tax has been proposed, asserted or assessed with respect to the Company or any of its Subsidiaries which has not been finally resolved and settled in full.

(e) None of the Company or any of its Subsidiaries has granted any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(f) None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return in respect of a taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

(g) None of the Company or any of its Subsidiaries is a party to, bound by, or has any obligation or potential Liability under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

(h) Except with respect to the group the common parent of which is the Company, none of the Company or any of its Subsidiaries (i) has been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes or (ii) has any liability for Taxes of another Person (other than the Company and its Subsidiaries) as a result of transferee, successor or similar liability.

(i) The Company and its Subsidiaries have made available to Parent complete copies of (i) all federal, state, local and foreign income, franchise and other material Tax Returns of the Company and/or any of its Subsidiaries relating to taxable periods ended on or after January 1, 2001, and (ii) any audit report issued within the last three (3) years relating to any income, franchise or other material Taxes due from or with respect to the Company and/or any of its Subsidiaries.

(j) Section 3.16 of the Disclosure Schedule lists all jurisdictions where the Company or any of its Subsidiaries file Tax Returns and all material types of Tax Returns filed by or on behalf of the Company or any of the Subsidiaries. No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(k) No closing agreements, private letter rulings, technical advance memoranda or similar agreements or ruling have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within five (5) years of the date this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(l) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local, foreign or other Law) by reason of a change in accounting method or otherwise for any Tax period for the which the applicable statutes of limitations has not yet expired.

(m) Since their formation, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(n) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(o) Neither the Company nor any of its Subsidiaries has participated in any deferred intercompany transaction (except for any deferred intercompany transaction that would not have a Material Adverse Effect) or has any material excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(p) None of the Company or any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local Law), or has otherwise become subject to Tax in a jurisdiction other than the country of its formation or has a foreign branch or division.

(q) None of the Company or any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code or the Treasury Regulations thereunder.

Section 3.17 Employee Benefits; ERISA.

(a) Section 3.17(a) of the Disclosure Schedule contains a true and complete list of each (i) bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive plan or program; (ii) “welfare plan” (within the meaning of Section 3(1) of

ERISA, whether or not subject to ERISA); (iii) “pension plan” (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); (iv) employment, consulting, termination or severance agreement; and (v) other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is or, with respect to any such “welfare plan” or “pension plan,” has, within the past three (3) years, been sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries, or to which the Company or any of its Subsidiaries is party, whether written or oral, for the benefit of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries (collectively, the “Plans”). Neither the Company nor any of its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan in any material respect (except as required by Law) that would affect any current or former employee or director of the Company or any of its Subsidiaries. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates or Subsidiaries, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. No Plan is or has been subject to Title IV of ERISA or Section 412 of the Code and none of the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA has sponsored, maintained, contributed to or been required to contribute to any such plan within the past four (4) years prior to the date of this Agreement. No Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, and none of the Company, any of its Subsidiaries or any ERISA Affiliate at any time within the four (4) years prior to the date of this Agreement, has contributed to or been obligated to contribute to any “multiemployer plan.”

(b) With respect to each of the Plans, the Company and each of its Subsidiaries has previously made available to Parent true, correct and complete copies of each of the following documents, as applicable: (i) the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing; (ii) the three (3) most recent annual reports on Form 5500 and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) the most recent summary plan description and all material modifications thereof; (iv) if the Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and (v) the most recent determination or opinion letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c) No Liability under Title IV or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such Liability.

(d) All contributions required to be made by the Company with respect to any Plan on or prior to the date of the Agreement have been timely made or are reflected on the Balance Sheet.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Plan that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2), respectively, of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”), any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction or has taken, or failed to take, any action in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any material Liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code. All contributions and premiums which the Company or any of its Subsidiaries is required to pay under the terms of each of the ERISA Plans and the Code, have, to the extent required, been paid or properly recorded on the financial statements or records of the Company and its Subsidiaries in all material respects.

(f) (i) Each of the Plans has been operated and administered in all material respects in accordance with its terms and any applicable Law, including ERISA and the Code; (ii) each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified and the trusts maintained thereunder comply in all material respects with Section 501(a) of the Code; (iii) any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements and to the Knowledge of the Company, no condition exists that would reasonably be expected to adversely affect such qualification; and (iv) there are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or relating to qualified domestic relations orders).

(g) No Plan provides retiree benefits, including death, hospitalization, surgical, medical or similar benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries after retirement (other than (i) coverage mandated by applicable Laws; (ii) death benefits under any “employee pension plan”; or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Plan providing retiree health or medical benefits in respect of any active or former employee of the Company or any of its Subsidiaries.

(h) Except as provided herein, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event resulting from an action taken by the Company prior to Closing, (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar payment or (ii) accelerate the time of payment or vesting or increase the amount of any benefit due any such employee, officer or director under any Plan. No amounts payable in connection with the transactions contemplated by this Agreement under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any Liability would reasonably be expected to fail to be deductible by the Company, its Subsidiaries or the payor of such amounts for federal income Tax purposes by virtue of Section 280G of the Code.

(i) There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of the Company has incurred a tax under section 5000(a) of the Code which is or would reasonably be expected to become a liability of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in the payment of any amount that will not be fully deductible by the Company as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign Tax Law).

Section 3.18 Labor Matters.

(a) No labor dispute, strike, work slowdown, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company and its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries and, during the past five (5) years, there has not been any such action.

(b) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by the Company or any of its Subsidiaries.

(c) No representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries within the past five (5) years, nor is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and, to the Knowledge of the Company or any of its Subsidiaries, no labor organization is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of its Subsidiaries.

(d) No unfair labor practice charge or complaint against any of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company and its Subsidiaries, threatened before the National Labor Relations Board or any other Governmental Authority that would have a Material Adverse Effect.

(e) No actions, suits, claims, labor disputes, grievances, charges or controversies are pending, or to the Knowledge of the Company and its Subsidiaries, threatened involving the Company or any of its Subsidiaries and any of their respective employees or former employees, and, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

(f) Each of the Company and its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(g) To the Knowledge of the Company and its Subsidiaries, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, in each case where such violation would have a Material Adverse Effect.

(h) The Company and each of its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, (“WARN Act”), and any similar state or local Law that requires notice to employees in the event of a plant closing or mass layoff. In addition, the Company and its Subsidiaries shall not have effected, at any time within the ninety (90) days before the Closing Date, without fully complying with the notice and other requirements of the WARN Act: (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

(i) Section 3.18(i) of the Company Disclosure Schedule sets forth a true and complete list of (a) the names, positions and current compensation (including salary and bonus) of all directors, officers and employees of the Company and each of its Subsidiaries whose current annual compensation is in excess of $100,000 and (b) the number of shares of Common Stock and Company Stock Options owned of record by each such Person.

Section 3.19 Affiliate Transactions. Except as set forth in the Company SEC Documents filed since December 31, 2003, or in Section 3.19 of the Disclosure Schedule, there have been no agreements, arrangements and transactions since January 1, 2004 between the Company or any of its Subsidiaries, on the one hand, and any, director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than agreements or transactions relating to payment of salary, bonus and other employee, officer or director benefits in the ordinary course of business.

Section 3.20 Software.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all Computer Programs (source code or object code) owned by the Company or any of its Subsidiaries, including any computer programs in the development or testing phase (collectively, the “Owned Software”) and (ii) all Computer Programs (source code or object code) licensed to the Company or any of its Subsidiaries by another person (other than any off-the-shelf Computer Program that is so licensed under a shrink wrap license or click wrap license) (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”).

(b) Except for licensees of Owned Software in the ordinary course of business, Section 3.20(b) of the Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all Persons other than the Company or its Subsidiaries, that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with our without the giving of notice or passage of time or both) for any of the Owned Software and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation.

Section 3.21 Brokers, Finders, etc. No broker, investment banker, financial advisor or other Person, other than Piper Jaffray & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (including the Merger) based upon arrangements entered into by the Company or any of its Subsidiaries.

Section 3.22 Opinion of Financial Advisor. The Special Committee has received the opinion of Piper Jaffray & Co., dated July 19, 2006, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Common Stock (other than certain Affiliates of the Company). A copy of such opinion has been delivered (for informational purposes only) to Parent. The Company has been authorized by Piper Jaffray & Co. to permit the inclusion of such opinion in its entirety in the Proxy Statement.

Section 3.23 Board and Stockholder Approval.

(a) The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Common Stock and (ii) resolved (subject to Section 5.2) to recommend that the holders of Common Stock vote for the adoption of this Agreement and approval of the Merger at the Company Stockholder Meeting.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholder Meeting in favor of the adoption of this Agreement and the approval of the Merger (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required for adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

Section 3.24 State Takeover Statutes. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub set forth in Section 4.9 hereof:

(a) the Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement (including the Merger) and the Voting Agreement from any applicable “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any jurisdiction; and

(b) without limiting the generality of the foregoing, the Company Board has adopted this Agreement and approved the Merger and the Voting Agreement and the transactions contemplated hereby and thereby in such manner as is sufficient to render the restrictions on business combinations of Section 203 of the DGCL inapplicable to the transactions contemplated by this Agreement (including the Merger ) and the Voting Agreement.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any document delivered at Closing, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as set forth below:

Section 4.1 Organization. Parent is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2 Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 4.3 Consents and Approvals; No Violations.

(a) Assuming that all filings with the Governmental Authorities referred to in Section 3.5(b) have been obtained or made, none of the execution, delivery or performance by Parent or Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with or breach any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation or by-laws of Merger Sub; (ii) require any consent, approval or notice under, violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the loss of a material benefit under any material contract to which either Parent or Merger Sub is a party or to which they or their respective properties or assets are subject; or (iii) violate, or result in the violation of, any Law or Governmental Order applicable to Parent or Merger Sub, except in the case of clauses (ii) or (iii) for any such violations, conflicts, breaches, defaults, terminations, accelerations, losses or failures to obtain any such consent, approval or notice that would not have a Parent Material Adverse Effect or materially delay the Closing.

(b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of the Schedule 13E-3 and other reports and filings in compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iii) filings required under the HSR Act or (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; or (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Schedule 13E-3. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3, at the date it is first filed with the SEC or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that in each case no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. All documents filed by Parent or Merger Sub with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.5 Litigation and Claims. As of the date hereof, there is no action, suit, investigation, audit, arbitration or proceeding pending, or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their respective properties, at law or in equity before or by any Governmental Authority or before any arbitration board or panel, wherever located, except in each case which would not have a Parent Material Adverse Effect.

Section 4.6 Sufficient Funds. Parent and Merger Sub will have available to them at the Effective Time, sufficient funds to consummate the transactions under this Agreement, including payment in full of the Merger Consideration, subject to the terms and conditions of this Agreement.

Section 4.7 Brokers, Finders, etc. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (including the Merger) based upon arrangements entered into by Parent or Merger Sub.

Section 4.8 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Merger Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking that is not contemplated by or in connection with this Agreement, the Proxy Statement and the transactions contemplated hereby.

Section 4.9 Ownership of Company Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any document delivered at Closing, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Operation of Business Prior to the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in Section 5.1 of the Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent, the Company and its Subsidiaries shall conduct the businesses of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries shall use its reasonable best efforts to (i) preserve substantially intact the businesses of the Company and its Subsidiaries and the relationships of the Company and its Subsidiaries with customers, suppliers, service providers and others having significant business relationships with the Company or any of its Subsidiaries, and (ii) keep available the services of the Company’s and its Subsidiaries’ officers and the employees of the Company specified in the definition of Knowledge in Section 1.1 of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in Section 5.1 of the Disclosure Schedule, as otherwise contemplated by this Agreement or as required by applicable Law, the Company and its Subsidiaries shall not do any of the following without the prior written consent of Parent:

(a) enter into any agreement or arrangement with any of the Company’s Affiliates or any waiver or modification of any such existing agreement or arrangement with any of the Company’s Affiliates, other than in the ordinary course of business consistent with past practice;

(b) make any change in the compensation payable or to become payable or the benefits provided to any of its officers or directors (other than increases pursuant to existing employment agreements) or materially increase the compensation payable or to become payable to any of its employees, agents, consultants or sales associates (other than general increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice that do not exceed $100,000 per year in the aggregate) or to independent contractors or to Persons providing management services;

(c) enter into or amend any employment, severance, consulting, termination or other agreement with, or make any loans to, any of its officers, directors, employees, Affiliates, agents, consultants, sales associates, independent contractors or Persons providing management services, other than in the ordinary course of business consistent with past practice or as required by applicable Law; provided, however, that the Company may enter termination or severance agreements with employees of the Company providing for termination payments that do not exceed $100,000 in the aggregate;

(d) (i) except pursuant to the Company’s written employment policies or consistent with past practice, grant any retention pay to any current or former director, officer or employee of the Company or (ii) grant or make any bonus payments, other than bonus payments that are not, in the aggregate (when considered with all bonus payments made in 2006), $25,000 in excess of the aggregate bonus payments provided for in the Company’s budget for 2006, a correct and complete copy of which has been provided to Parent prior to the date hereof (the “2006 Budget”);

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other interests (other than dividends paid by a Subsidiary of the Company to the Company or to a Subsidiary of the Company in the ordinary course of business consistent with past practice); (ii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries (other than upon exercise of options outstanding on the date of this Agreement); or (iii) redeem, purchase or otherwise acquire any shares of any class or series of the capital stock of the Company or any of its Subsidiaries;

(f) terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by applicable Law or grant any equity or equity-based awards.

(g) (i) sell, lease, transfer or dispose of any assets or rights having value in excess of $100,000, other than in the ordinary course of business consistent with past practice; (ii) enter into any lease for real property; (iii) incur any Lien (other than Permitted Liens) upon any of its assets; or (iv) acquire or lease any assets or rights having a value in excess of $100,000, other than in the ordinary course of business consistent with past practice;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, other business organization or any division thereof or make investments in Persons other than wholly owned subsidiaries;

(i) incur aggregate Indebtedness outstanding at any time under the Credit Agreement in excess of $6,250,000 or incur Indebtedness (other than Indebtedness incurred pursuant to the Credit Agreement) in excess of $250,000 in the aggregate at any time outstanding;

(j) amend or change the Organizational Documents;

(k) (i) settle or dismiss, or incur out-of-pocket expenses with respect to, any Litigation or arbitration to which the Company or any of its Subsidiaries is a party, which settlement or dismissal or out-of-pocket expenses will result in a loss, payment or other cost in excess of $100,000 individually or $300,000 in the aggregate, in each case, net of insurance and indemnification payments actually received by the Company, or (ii) enter into any joint defense or similar agreement with respect to any Litigation;

(l) institute any liquidation, dissolution, reorganization, or insolvency proceedings or other proceedings, in each case, on behalf of the Company or any of its Subsidiaries, for relief under any bankruptcy or similar Law for the relief of debtors;

(m) hire any new employee with an annual base salary in excess of $100,000, appoint, promote or terminate any executive officer or member of senior management, or engage any consultant or independent contractor for a period exceeding ninety (90) days unless such engagement may be terminated on ninety (90) days’ or less notice without a material termination fee or similar material payment;

(n) make any capital expenditure, other than capital expenditures that are not, in the aggregate (when considered with all capital expenditures made in 2006), more than $250,000 in excess of the capital expenditures provided for in the 2006 Budget;

(o) enter into, amend, extend, terminate or permit any renewal notice period or option to lapse with respect to, any Material Contract (or any contract or agreement had it been in effect on the date hereof would have been a Material Contract) or waive, release or assign any material rights or claims under any Material Contract;

(p) make any change to any of the Company’s or any of its Subsidiaries’ financial or tax accounting principles, methods or practices (including any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) in any material respect, except in each case as required by GAAP or applicable Law;

(q) except as required by applicable Law, settle or compromise with respect to any Tax Liability or Tax attribute, make, change or revoke any election with respect to Taxes, surrender any right to claim a refund for any Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or Tax Claim, amend any Tax Return or enter into any closing or similar agreement with respect to Taxes;

(r) commence, terminate or change (in any material respect) any line of business;

(s) (i) fail to maintain in full force and effect the existing Policies covering the Company and the Subsidiaries and their respective properties, assets and businesses, taken as a whole, (ii) fail to use reasonable best efforts to replace or renew such Policies to the extent available at comparable rates or (iii) increase the premium on such Policies or replacements thereof in excess of generally available market rates;

(t) enter into or amend in an adverse manner any agreement which has non-competition, geographical restriction or similar covenants relating to the businesses of the Company and its Subsidiaries;

(u) (i) transfer to one or more third parties, mortgage or encumber, or, except in the ordinary course of business, license or sublicense, any Company Owned Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of any Company Owned Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole;

(v) repurchase, repay, or forgive any Indebtedness (other than bonds and other similar instruments supporting performance obligations incurred in the ordinary course of business consistent with past practice) or make any loans or advances, except in the ordinary course of business consistent with past practice;

(w) take, or agree in writing or otherwise to take, any action that would or would reasonably be likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(x) consent, agree or resolve to do any of the foregoing.

Section 5.2 No Solicitation.

(a) Except as otherwise provided herein, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Company shall not, and shall not authorize or permit its Subsidiaries or the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, Affiliates and agents (collectively “Representatives”) of the Company and its Subsidiaries to, directly or indirectly, (i) initiate, solicit or otherwise knowingly take any action to facilitate any inquiry, offer or proposal which constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish or disclose to any Third Party (other than Parent and Merger Sub and their Representatives and lenders) any non-public information with respect to the Company or any of its Subsidiaries in connection with any Acquisition Proposal; or (iii) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal. The Company and its Subsidiaries shall, and shall direct each of their Representatives involved in any discussions with respect to an Acquisition Proposal to, immediately cease and cause to be terminated all existing discussions, negotiations, and communications with any Third Parties with respect to any Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than the Merger or an inquiry, offer or proposal from Parent, Merger Sub or their Representatives), whether or not in writing, relating to an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any (i) transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction that would result in any Third Party or “group” (as such term is defined under the Exchange Act) acquiring twenty percent (20%) or more of the fair market value of the Company and its Subsidiaries, taken as a whole; (ii) transaction pursuant to which any Third Party or “group” (as such term is defined under the Exchange Act) acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) to any Third Party or “group” (as such term is defined under the Exchange Act) of outstanding shares of capital stock of the Company securities (or options, rights or warrants to purchase or securities convertible into outstanding shares of capital stock of the Company) representing twenty percent (20%) or more of the votes attached to the outstanding shares of capital stock of the Company; (iv) tender offer or exchange offer that, if consummated, would result in any Third Party or “group” (as such term is defined under the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (v) any combination of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, if (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a beach of this Section 5.2(a) and (ii) the Company Board (subsequent to the recommendation of the Special Committee) determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may (A) furnish information and/or draft agreements with respect to the Company or any of its Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives) pursuant to a customary confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated June 15, 2006, between Parent and the Company (the “Confidentiality Agreement”), and (B) participate in discussions and/or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with all percentages included in the definition of Acquisition Transaction increased to seventy-five percent (75%)) on terms that the Company Board (subsequent to the recommendation of the Special Committee) determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor to be more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement, in each case taking into account, among other things, all legal, financial, regulatory and other aspects of this Agreement and the proposal, including the likelihood that such transaction will be consummated and any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition, and taking into account any revisions made in writing by Parent or Merger Sub prior to the time of determination.

(c) The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent and Merger Sub in writing if any Acquisition Proposal is received by the Company or its Representatives, or if any non-public information is requested from, or any negotiations or discussions are sought to be initiated (or, in the case of negotiations or discussions taking place on or before the date of this Agreement, continued) with, the Company or its Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in connection therewith, shall simultaneously provide to Parent copies of any written materials (including e-mails or electronic communications) received from or on behalf of such Person relating to such proposal, offer, information request, negotiations or discussions). The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). The Company shall promptly (and in any event within forty-eight (48) hours) following determination by the Company Board (subsequent to the recommendation of the Special Committee) that an Acquisition Proposal is a Superior Proposal notify Parent of the making of such determination. Prior to providing any non-public information regarding the Company or its Subsidiaries to any other Person in connection with an Acquisition Proposal, the Company shall notify Parent of the provision of such non-public information to such Person and shall provide to Parent any such non-public information which has not been previously provided to Parent no later than the date of provision of such information to such other Person.

(d) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company Board (subsequent to the recommendation of the Special Committee) may (i) approve or recommend to the stockholders of the Company a Superior Proposal, (ii) withdraw, qualify or modify in a manner adverse to Parent and Merger Sub (or not continue to make) the Company Recommendation in connection therewith (a “Company Subsequent Determination”) and/or (iii) subject to compliance with its obligations under Section 7.3(a), terminate this Agreement and enter into an agreement regarding a Superior Proposal if (A) the Company Board (subsequent to the recommendation of the Special Committee) has reasonably determined in good faith that the failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Company has given Parent three (3) Business Days’ prior notice of its intention to take any such action (the “Notice of Superior Proposal”), and the Company and the Company Board shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (C) in the case of an action described in (iii) above, at the end of the three (3) Business Day period described in the immediately preceding clause (B), after taking into account any such adjusted, modified or amended terms as may have been proposed in writing by Parent since its receipt of such Notice of Superior Proposal, the Company Board (subsequent to the recommendation of the Special Committee) has again in good faith made the determination that such Acquisition Proposal is a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing Section 203 of the DGCL and any other state takeover statute or other state law to be inapplicable to this Agreement, the Voting Agreement, the Voting and Rollover Agreement and the transactions contemplated hereby and thereby, including the Merger.

(e) Nothing contained in this Agreement shall prohibit the Company, the Company Board or the Special Committee from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (subsequent to the recommendation of the Special Committee), such disclosure would be necessary under applicable Law; provided, however, that prior to taking any actions described in the foregoing (i) and (ii), the Company has complied with the applicable requirements of Section 5.2(b); and, provided, further, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

Section 5.3 Stockholders’ Meeting; Proxy Material.

(a) Subject to Section 5.2(d), the Company shall use reasonable best efforts in accordance with applicable Law and the Company’s Organizational Documents to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC for the purpose of voting upon the adoption of this Agreement and the approval of the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the Merger.

(b) Subject to Section 5.2(d), as promptly as practicable following the date of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Company Stockholder Meeting (provided, however, that prior to filing the Proxy Statement, the Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto)) and (ii) the parties hereto shall prepare and file with the SEC the Schedule 13E-3. Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3.

(c) The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC relating to any request from the SEC for amendments of, or supplements to, the Proxy Statement or the Schedule 13E-3 as well as any request by the SEC for additional information. The Company (in consultation with Parent and Merger Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the drafts of the Proxy Statement and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with, or sending such to, the SEC (and Parent shall provide comments, if any, no later than three (3) Business Days after Parent’s receipt thereof), and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 so that the Proxy Statement or Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company; provided, that prior to such mailing, the Company shall provide Parent with the right to review and comment described in this Section 5.3(c). Subject to Section 5.2(d), the Company Recommendation shall be included in the Proxy Statement.

(d) Nothing in this Section 5.3 shall be deemed to prevent the Company, the Company Board or the Special Committee from taking any action they are permitted or required to take under, and in compliance with, Section 5.2 or are required to take under applicable Law.

(e) The Company will timely file with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act and such filings will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at the time of such filing.

Section 5.4 Reasonable Best Efforts.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof.

(b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions hereunder. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions under this Agreement unless otherwise prohibited by Law. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions under this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including Environmental Permits) are required as a result of the execution of this Agreement or consummation of the transactions hereunder, the Company shall use its reasonable best efforts to effect such transfers at the Closing.

(c) No party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be contained prior to Closing.

(d) The Company and Parent shall give any notices to third parties, and use reasonable best efforts to obtain any Consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (ii) required to be disclosed in the Disclosure Schedule. In the event that either party shall fail to obtain any Consent described in the immediately preceding sentence, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and/or Parent and their respective businesses resulting, or which would reasonably be expected to result after the Closing, from the failure to obtain such Consent.

Section 5.5 Delisting. Parent shall take all reasonable actions necessary to terminate the Company’s registration under the Exchange Act as soon as practicable following the Effective Time, and, if prior to the Effective Time, the Company shall have successfully relisted the Common Stock on the Nasdaq Stock Market, to delist the Common Stock from the Nasdaq Stock Market as soon as practicable following the Effective Time; provided, in each case that such termination and delisting shall not be effective until after the Effective Time.

Section 5.6 Access.

(a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to (i) give Parent, Merger Sub, their Representatives and their lenders, upon reasonable prior notice, reasonable access during normal business hours to the employees, agreements, contracts, books, records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants’ work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request.

(b) With respect to the information disclosed pursuant to Section 5.6(a), the parties shall comply with, and shall cause their respective Representatives to comply with their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any Person to whom the Company, any of its Subsidiaries or their respective Representatives provide information pursuant to this Section 5.6, it being understood and agreed by the parties that, notwithstanding Section 5.6(a): (i) the Company, any of its Subsidiaries and their respective Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the Confidentiality Agreement or any similar agreement with respect to such information, (ii) Section 5.6(a) shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any of its Subsidiaries’ operation of the Company’s business, and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any of its Subsidiaries is party as of the date of this Agreement or violate any Law, or where the Company has been advised that access to information would reasonably be expected to involve the waiver of a disclosure privilege of the Company or any of its Subsidiaries.

Section 5.7 Employee Matters.

(a) Parent will, or will cause the Surviving Corporation to, give individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (the “Affected Employees”) full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any of its Subsidiaries to the same extent recognized immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(b) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements for such year under any welfare benefit plans that Affected Employees are eligible to participate in after the Effective Time.

(c) For a period of not fewer than eighteen (18) months after the Closing Date, for each Affected Employee, Parent will, or will cause the Surviving Corporation to, maintain base compensation and benefits that are no less favorable to such Affected Employee as the Company or any of its Subsidiaries provided to such Affected Employee immediately prior to the Effective Time. Nothing in this Section 5.7 shall be deemed to grant any Affected Employee any right to employment with the Surviving Corporation or any subsidiary of the Surviving Corporation after the Effective Time.

(d) If requested by Parent, the Company Board shall adopt resolutions terminating the Company’s 401(k) Plan (the “Company 401(k) Plan”) effective no later than the day immediately prior to the Closing Date and provide notice to the trustee of the Company 401(k) Plan pursuant to the terms of the Company 401(k) Plan. Parent shall notify the Company, in writing, at least ten (10) business days prior to the Closing Date of any such request. If Parent makes such a request to terminate the Company 401(k) Plan, the Company shall provide Parent and the trustee of the Company 401(k) Plan with a copy of such Board resolutions. Neither the Company nor any of its Subsidiaries prior to Closing shall have any other responsibilities or obligations with respect to the termination of the Company 401(k) Plan. If the Company 401(k) Plan is terminated, Parent shall cause the trustee of a defined contribution plan in which employees of Parent or any of its Subsidiaries participate, to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the Company 401(k) Plan.

Section 5.8 Public Disclosure; Confidentiality. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by applicable Law (including any filing made with the SEC by Parent pursuant to Section 13(d) of the Exchange Act) or by the rules and regulations of any stock exchange or trading market upon which one of the parties’ securities are listed as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable and (b) as may be consistent with actions taken by the Company or the Company Board (or any committee thereof) pursuant to Section 5.2(d) and Section 5.2(e).

Section 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent (on behalf of itself and Merger Sub) shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause or result in the conditions to closing set forth in either Section 6.2(a) or Section 6.3(a) not to be satisfied at the Closing or (ii) any failure of such party, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause or result in the conditions to closing set forth in either Section 6.2(b) or Section 6.3(b) not to be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 5.10 Tax Filings. During the period from the date hereof to the Closing Date, the Company shall, and shall cause its Subsidiaries to: (i) timely file all Tax Returns (“Post-Signing Tax Returns”) required to be filed by the Company and its Subsidiaries, as the case may be, and all such Post-Signing Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by the Company and its Subsidiaries, respectively, and (iii) promptly notify Parent of any Tax Claims pending against or with respect to the Company or any of its Subsidiaries (or any significant developments with respect to ongoing Tax Claims).

Section 5.11 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of not fewer than six (6) years after the Effective Time, Parent agrees, and Parent shall use reasonable best efforts to cause, the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (the “D&O Indemnified Parties”), against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not unreasonably be withheld)) arising out of or pertaining to actions, omissions or matters existing or occurring at, prior to or after the Effective Time to the fullest extent permissible under applicable provisions of the DGCL, the terms of the Company’s Organizational Documents, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Parent). From and after the Closing, the Certificate of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to the exculpation and indemnifications than those set forth in the Company’s Organizational Documents, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would materially adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance covering those officers, directors and other persons that are currently covered by the Company’s directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not fewer than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or other persons; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance; provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 5.11(b) in excess of 200% of the annual premium paid by the Company for such insurance coverage (the sum of such six (6) years of annual premiums, the “Maximum D&O Premium”); and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.11(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance (up to the amount of insurance required by this Section 5.11(b)) as can be obtained for the Maximum D&O Premium. In lieu of the foregoing, the Surviving Corporation may obtain a “tail” policy of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or other persons covering events occurring at, prior to or after the Effective Time for a period of not fewer than six (6) years after the Effective Time at a cost not to exceed the Maximum D&O Premium.

(c) In the event that Parent, the Surviving Corporation, any of their respective Subsidiaries or any of their respective, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent, the Surviving Corporation or any such Subsidiary shall succeed to and assume the obligations thereof set forth in this Section 5.11.

(d) The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current and former officers, directors, employees and agents of the Company and its Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their respective successors and assigns.

Section 5.12 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, this Agreement or the Merger, then Parent, the Company and their respective boards of directors shall take all action reasonably necessary to render such statute inapplicable to the foregoing.

Section 5.13 Certain Actions and Proceedings.

Until this Agreement is terminated in accordance with Section 7.1, Parent shall have the right to participate in the defense or settlement of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Authority or threatened by any Governmental Authority or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its reasonable best efforts to resist, resolve or lift any such statute, rule, regulation, order or injunction and shall have complied with its obligations under Section 5.4; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order or injunction or the failure of such order to be resisted, resolved or lifted, as applicable.

(c) Governmental Consents. All regulatory consents, approvals and clearances of Governmental Authorities (other than the filing of the Certificate of Merger) which, if not obtained in connection with the consummation of the transactions contemplated hereby, would have a Material Adverse Effect, shall have been obtained; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its reasonable best efforts to obtain such consents, approvals and clearances and shall have complied with its obligations under Section 5.4; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the failure to obtain such consents, approvals or clearances.

(d) Expiration of HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by Parent or Merger Sub:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date), except where such failure(s) to be true and correct would not have a Material Adverse Effect.

(b) Covenants and Agreements. The Company shall have performed and complied with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date, except where such failure(s) to perform or comply would not have a Material Adverse Effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Operating Officer or another executive officer of the Company, to the effect that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

(e) FIRPTA Certificate. The Parent shall have received a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the Common Stock and the Company Stock Options are not U.S. real property interests.

Section 6.3 Additional Conditions of the Company. The obligations of the Company to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date), except where such failure(s) to be true and correct would not have a Parent Material Adverse Effect.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied with all of their respective covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date, except where such failure(s) to perform or comply would not have a Material Adverse Effect.

(c) Certificate. The Company shall have received a certificate, dated the Closing Date, signed by two executive officers of Parent, to the effect that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

(a) at any time prior to the Closing:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if the Closing shall not have occurred on or before November 30, 2006; provided, further, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by Parent or the Company, if any Law makes consummation of the Merger illegal or otherwise permanently prohibited or any Governmental Authority shall have issued a Governmental Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated under this Agreement and such Governmental Order shall have become final and nonappealable and, prior to termination pursuant to this Section 7.1(a)(iii), each of the parties shall have used its reasonable best efforts to resist, resolve or lift, as applicable, the Law or Governmental Order and shall have complied in all material respects with its obligations under Section 5.4; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(iv) by Parent or the Company, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 6.2(a) or (b) (in the case of a breach by the Company) or Sections 6.3(a) or (b) (in the case of a breach by Parent or Merger Sub), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach; provided, at the time of the delivery of such written notice, the party delivering such written notice shall not be in material breach of its obligations under this Agreement;

(v) by Parent, if the Company Board (subsequent to the recommendation of the Special Committee) (A) adversely modifies or qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any filing or release, in connection with the Company Stockholder Meeting or otherwise, inconsistent with the Company Recommendation, (B) approves or recommends or resolves to recommend an Acquisition Proposal, (C) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested in writing to do so by Parent or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing; and

(vi) by the Company, prior to the obtaining of the Company Stockholder Approval, if permitted by, and in compliance with, Section 5.2(d).

(b) at any time after the Company Stockholder Meeting and any adjournments thereof, by either Parent or the Company if at the Company Stockholder Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained.

Section 7.2 Effect of Termination. Except as otherwise set forth in this Section 7.2, if this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub or their respective officers or directors, except with respect to this Section 7.2, Section 7.3, ARTICLE VIII and the Confidentiality Agreement, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent or Merger Sub shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event this Agreement is terminated by Parent pursuant to Section 7.1(a)(v) or by the Company pursuant to Section 7.1(a)(vi) the Company shall pay to Parent (or its designees) an amount equal to the sum of (i) $3,600,000 (the “Termination Fee”) plus (ii) up to an aggregate amount of $1,400,000 of all reasonable and accountable out-of-pocket expenses of Parent and its Affiliates, including reasonable and accountable fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, reasonably incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”).

(b) In the event that (i) this Agreement is terminated (A) by Parent pursuant to Section 7.1(a)(iv) as a result of a breach by the Company of Section 5.1, Section 5.2, Section 5.3, Section 5.4 or Section 5.6 or (B) by the Company or Parent pursuant to Section 7.1(a)(ii) and (ii) on or before the date of any such termination, (x) a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction increased to fifty percent (50%), then the Company shall pay to Parent (or its designees), upon the consummation of such Acquisition Transaction, an amount equal to the sum of (i) the Termination Fee plus (ii) Parent Expenses.

(c) Without limiting the Parent’s right under Section 7.3(a) or Section 7.3(b), in the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and (ii) after the date hereof and prior to such termination, (x) a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction increased to fifty percent (50%)), then the Company shall pay to Parent (or its designees), upon the consummation of such Acquisition Transaction, an amount equal to the sum of (i) the Termination Fee plus (ii) Parent Expenses.

(d) Any payment required to be made pursuant to (i) Section 7.3(a) shall be made concurrently with the termination giving rise to the payments provided for in Section 7.3(a), (ii) Section 7.3(b) shall be made not more than two (2) Business Days after the satisfaction of the conditions provided for in Section 7.3(b) and (iii) Section 7.3(c) shall be made not more than two (2) Business Days after the satisfaction of the conditions provided for in Section 7.3(c). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. No payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Merger Sub relating to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 7.3.

(e) Parent and the Company acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 7.3, such non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or by email transmission. Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which receipt is signed or delivery is made, if mailed by registered or certified mail, (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (d) on the next succeeding Business Day if sent by national courier service, (e) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender, or (f) on the date sent if by email.

If to the Company:

2 Lower Ragsdale Drive

Suite 200

Monterey, CA 93940-5743

United States of America

Attention:	Robert MacDonald Vikas Arora, Esq.
Telephone:	(831) 333-2000
Facsimile:	(831) 333-2580

With a copy to:

Latham & Watkins LLP

633 W. Fifth St., Suite 400

Los Angeles, CA 90071-2007

Attention:	Paul D. Tosetti, Esq.
Jeffrey L. Kateman, Esq.
Telephone:	(213) 485-1234
Facsimile:	(213) 891-8763

If to Parent or Merger Sub:

ELC Holdings Corporation

c/o Thoma Cressey Equity Partners, Inc.

9200 Sears Tower

233 South Wacker Drive

Chicago, IL 60606-6331

Attention:	Carl D. Thoma, Managing Partner
Telephone:	(312) 777-4420
Facsimile:	(312) 777-4421

With a copy to:

Goodwin Procter LLP

901 New York Ave., N.W.

Washington, DC 20001

Attention:	J. Hovey Kemp, Esq.
Telephone:	(202) 346-4283
Facsimile:	(202) 346-4444

and

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention:	Kathy A. Fields, Esq.
Telephone:	(617) 570-1304
Facsimile:	(617) 523-1231

Section 8.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Company or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, no amendment or waiver may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the consummation of the Merger.

Section 8.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Parent or the Company; provided, that Parent and the Merger Sub may assign any of their rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company; and further provided, that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 8.5 Entire Agreement. This Agreement (including all Schedules and Annexes hereto), the Confidentiality Agreement, the Guaranty and the other agreements, documents and instruments delivered in connection herewith (other than the Voting Agreement and the Voting and Rollover Agreement) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6 Parties in Interest. Subject to Section 8.4, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as set forth in Section 5.11, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, the Merger Sub or the Company or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.7 Expenses. Except as expressly set forth in Section 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.8 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

Section 8.9 Specific Performance.

(a) The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at

Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

(b) The parties hereto further agree that the current, former and prospective stockholders of Parent and their respective Affiliates (other than Parent and Merger Sub) are not parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder of Parent or any of their respective Affiliates and (ii) except to the extent provided in the Guaranty, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholder of Parent or any Affiliate thereof (other than Parent and Merger Sub). Neither Parent nor Merger Sub shall have liability to the Company in respect of any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Parent or Merger Sub, in excess of $15,000,000 (the “Parent Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Parent Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Parent Liability Cap to be exceeded.

(c) The parties hereto further agree that the current, former and prospective stockholders of the Company and their respective Affiliates (other than the Company, Parent and Merger Sub) are not parties to this Agreement and (i) neither Parent nor Merger Sub shall have any right to cause any monies to be contributed to the Company by any current, former or prospective stockholder of the Company or any of their respective Affiliates and (ii) neither Parent nor Merger Sub may otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholders of the Company or any Affiliate thereof (other than the Company). The Company shall have no liability to Parent or Merger Sub in respect of any claims for monetary damages that Parent or Merger Sub may bring against the Company pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by Parent or Merger Sub against the Company, in excess of $15,000,000 (the “Company Liability Cap”). The Company Liability Cap shall be inclusive of the Termination Fee, Parent Expenses and any other monetary damages that Parent or Merger Sub may seek to obtain from the Company under this Agreement. Notwithstanding any other provision of this Agreement, if the payment to Parent of the Termination Fee, the Parent Expenses or any judgment for monetary damages would cause the Company Liability Cap to be exceeded, such Termination Fee, Parent Expenses or judgment shall be paid only in such portion as would not cause the Company Liability Cap to be exceeded.

(d) Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may bring a claim for monetary damages against the other party to this Agreement for breach of any representation and warranty made herein unless such breach was material and willful.

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 8.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 8.12 Interpretation. When a reference is made in this Agreement to Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY
EXCELLIGENCE LEARNING CORPORATION

By:	/S/ RONALD ELLIOTT
	Name:	Ronald Elliott
	Title:	Chief Executive Officer

PARENT
ELC HOLDINGS CORPORATION

By:	/S/ CARL D. THOMA
	Name:	Carl D. Thoma
	Title:	President

MERGER SUB
ELC ACQUISITION CORPORATION

By:	/S/ CARL D. THOMA
	Name:	Carl D. Thoma
	Title:	President

[Signature Page to Merger Agreement]